Exhibit 10.d

July 10, 2015

Mr. Michael Speetzen
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Dear Mike:

On behalf of Polaris Industries Inc. (“Polaris” or “Company”), I am pleased to offer you the position of Executive Vice President Finance, Chief Financial Officer.

I.	Title and reporting relationship
Your title is Executive Vice President Finance, Chief Financial Officer. You will report to the Chairman & CEO.

II.	Date of Employment
You will begin your employment on July 20, 2015. However, you will commence your role as Executive Vice President Finance, Chief Financial Officer on August 3, 2015 which will also be the effective date for cash incentives and equity awards as set forth below.

III.	Base Salary
Your annual base salary will be $550,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Compensation Committee of the Board of Directors. Your salary review date for 2016 will be April 1.

IV.	Cash Incentive Compensation
You will be an “A2” Level (Company officer) under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target payout for the Senior Executive Annual Incentive Plan will be 100% of eligible earnings paid during a year, subject to adjustments by the Compensation Committee of the Board of Directors.

For the 2015 performance period, paid out in 2016, you will be guaranteed a minimum of $550,000, subject to your continued employment.

V.	Signing Bonus
You will receive $200,000 (gross) lump sum bonus to be paid on your start date of July 20, 2015.

In the event of your voluntary termination of employment within twenty-four (24) months from the start of your employment, in signing this letter you agree to immediately reimburse the Company this signing bonus on a prorated basis, determined at the rate of 1/24th of the signing bonus amount for each uncompleted full month of employment.

VI.	Long Term Incentive Plan (LTIP)
You will participate in the LTIP for Officers which is a 3 year performance cycle. Your first LTIP award of performance restricted stock units will be granted effective August 3, 2015 and will cover the performance cycle January 1, 2015 through December 31, 2017. The performance metrics for the LTIP are determined each year by the Compensation Committee of the Board of Directors during the January meeting. The target incentive opportunity will be expressed as a percentage of your total long term incentive. Your 2015 LTIP will be prorated from August 3, 2015 based on the portion of the performance period during which you were employed after that date. The performance threshold is attached as Exhibit A. The form of performance restricted stock unit award agreement is attached as Exhibit B.

VII.	Stock Options
You will be granted stock options to purchase 12,000 shares of Polaris common stock on August 3, 2015. The options will have an exercise price equal to the closing price of Polaris stock on the grant date. The shares will vest in two equal installments on the second and fourth anniversaries of the grant date. The form of stock option award agreement is attached as Exhibit C.

You will be eligible for additional stock grants consistent with other similarly situated executives, subject to performance.

VIII.	Restricted Stock Units
You will be granted 20,000 restricted stock units effective August 3, 2015. One-half of the units will vest on the first anniversary of the grant date. The remaining one-half of the units will vest in two equal installments on the second and third anniversaries of the grant date. The form of restricted stock unit award agreement is attached as Exhibit D.

IX.	Benefits & Perquisites
You will be eligible to participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership (tax gross-ups are not provided for club initiation and dues or financial planning and tax preparation). Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of the current benefits is enclosed as Exhibit E.

X.	Severance Agreement
When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you substantially in the form attached as Exhibit F.

XI.	Ownership Guidelines and Section 16 Reporting Obligations
Polaris has established stock ownership guidelines for the Board of Directors and Company officers. The guidelines require executive officers to own a designated number of shares of the Company’s Common Stock. As EVP Finance, Chief Financial Officer you will be required to own 4x your base salary. A summary of the guidelines is enclosed as Exhibit G.

Remember, all your transactions in Polaris securities are subject to Polaris’ Insider Trading Policy.

As an officer of Polaris you are also subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and will be required to file reports with the SEC disclosing your holdings and transactions in Polaris’ equity securities. The Company will assist you in preparing and filing these reports with the SEC on a timely basis. Before engaging in any transaction in Polaris securities you must pre-clear the transaction with the Chief Financial Officer. All transactions must be reported within two days.

XII.	Relocation
As a part of this offer, Polaris is offering you Home Sale Assistance: Advanced Marketing and Guaranteed Buyout Program through Burnet Relocation. As a part of this agreement, payment for the sale of the house, loss on sale* (including gross ups), and loss protection** will be made on July 20, 2015. Burnet Relocation will contact you and assign a move manager to discuss the details of your relocation package or you can contact them at (952) 844-6532 or toll-free at1-800-388-8700 (Extension 46532). A summary of the program is enclosed as Exhibit H.

* Loss on Sale: the selling price of the home is below the price you paid for the home
** Loss Protection: the original purchase price minus the sales price.  The proof of purchase price (not including any closing costs or lender fees paid) as evidenced by the HUD-1 settlement statement from the title company or closing attorney will be compared with the buyout price or the price from the outside buyer.

In consideration of your continued employment, and the agreement by Polaris to provide for the expense of moving and transportation of your household effects and other relocation expenses as determined by Company policy, you hereby agree to the following:
In the event I voluntarily terminate my employment within twenty-four (24) months from my start, I will reimburse the Company for any and all relocation expenses paid by Polaris on my behalf at the rate of 1/24th of the total amount for each uncompleted full month of employment.

Polaris may withhold, from any money that is not exempt from attachment under applicable laws and that it owes as of my termination date, the amount necessary to satisfy my remaining repayment obligation, if any.  If the sum of the non-exempt money owed to me is insufficient to satisfy my repayment obligation, I will repay the balance of what I owe Polaris Industries within sixty (60) days following the last day of employment with the Company.

Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status.

This offer is contingent on approval of the Polaris Compensation Committee of the Board of Directors. For clarification and the protection of both you and the Company, this letter, including the exhibits (and any ancillary agreements based on such exhibits), represents the sole agreement between the parties

This offer remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer.

Mike, we are very excited to have you join the Polaris team. We believe you can make a huge impact in the coming years and develop in several areas that will position you very well for the long term. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Friday July 10, 2015 please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340.

Very truly yours,
/s/ SCOTT W. WINE
Scott W. Wine
Chairman and Chief Executive Officer

Accepted and Confirmed:
/s/ MICHAEL T. SPEETZEN
Michael T. Speetzen